UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

BALL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

E-mail to be sent by R. David Hoover on April 20, 2009:

Dear Fellow Ball Employee:

Our annual meeting of shareholders will be held Wednesday morning (April 22), and I am writing once more to encourage you to vote any Ball shares held by you, if you have not already done so.  I urge you to vote as recommended by our Board of Directors.

As of late last week, only about 20 percent of the shares in the Employee Stock Purchase Plan and 401(k) plan had been voted.  That means four out of five of those shares still could be voted today or tomorrow, by telephone or via the Internet.  In addition, you may hold shares directly, outside of these plans, which you are also entitled to vote.

Our Board of Directors is recommending a vote FOR Proposals 1 and 2 and a vote against Proposal 3.

●
Proposal 1 is to elect three directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2012.  We encourage you to vote in favor of the reelection of this year’s slate of three directors.

●	Proposal 2 is to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the company for 2009.

I encourage you to vote AGAINST Proposal 3.

The board is recommending that you vote AGAINST Proposal 3, which is a proposal to declassify the Board of Directors.  The company believes that the current staggered board (in which approximately one-third of the directors are elected annually to serve three-year terms) has assisted Ball in maintaining the stability of the company and in preventing the interference in our business by proponents of unwanted takeovers, restructuring or other potentially unwise actions.

You may submit your vote via the Internet at www.investorvote.com or by telephone (1-800-652-8683) by following the instructions contained in your proxy card, notice of Internet availability of proxy materials or voting instruction form.

If you have already voted your shares, I thank you.  If you have not yet voted, I encourage you to review the proxy materials and vote, no matter how many shares you own.  Your vote is very important, and failure to vote does not automatically default in support of the Board of Directors’ recommendations.

Thank you for your consideration of these matters.

Dave Hoover
Chairman, President & CEO